Exhibit 10.4

AMENDED AND RESTATED UNDERTAKING AGREEMENT

May 27, 2019

SeaWorld Entertainment, Inc.
9205 South Park Center Loop, Suite 400
Orlando, FL 32819
Attn: Gus Antorcha

Ladies and Gentlemen:

This letter, which we, Scott I. Ross and, if I am appointed to the SeaWorld board of directors in accordance with the Stockholders Agreement (as defined below), James P. Chambers (collectively, “we”, “our” or “us”), have executed and which is agreed to by SeaWorld Entertainment, Inc. (“SeaWorld” or the “Company”) and our firm, Hill Path Capital LP (ourselves, our firm and the investment funds and accounts that Scott I. Ross controls, collectively, “Hill Path”), contains a series of undertakings by Hill Path, and other agreements among the parties hereto, pursuant to that certain stockholders agreement, by and between SeaWorld and Hill Path, dated as of the date hereof (the “Stockholders Agreement”). These undertakings will be effective for 12 months following the date on which there is no director serving on the SeaWorld board of directors that is designated by Hill Path (a “Hill Path Designee”), and this letter is intended to be legally binding on Hill Path (which Scott I. Ross is authorized to bind) and the Company. This letter amends and restates the previous undertaking agreement between Scott I. Ross, the Company and Hill Path Capital LP dated November 5, 2017. In the event there is a Hill Path Designee on the SeaWorld board of directors other than one of us, then we shall cause such Hill Path Designee to make this same set of undertakings if he or she has not already done so, unless we advise you that we no longer wish to receive Confidential Information (as defined below) from the Hill Path Designee and the Hill Path Designee is not a principal or employee of Hill Path or any of its affiliates.

Hill Path is sensitive to SeaWorld’s concerns regarding confidentiality and other regulatory issues, and feel that it would be appropriate to restrict Hill Path and ourselves as set forth in this letter in order to address those considerations. To that end, Scott I. Ross hereby confirms that he has signed, and James P. Chambers hereby confirms that, prior to his appointment to the SeaWorld board of directors, will sign, the Company’s standard Confidentiality Agreement for directors (the “Director Confidentiality Agreement”) and undertake to comply with our respective obligations therein. Notwithstanding anything to the contrary set forth in the Director Confidentiality Agreement, the Company agrees that we may communicate such information (including Confidential Information) to Hill Path and its partners, officers, directors and employees (“Hill Path Related Persons”), and to Hill Path’s outside legal, tax, insurance and accounting advisors (together with Hill Path Related Persons, each a “Hill Path Associate” and collectively, the “Hill Path Associates”). Hill Path and the Hill Path Associates shall only be provided Confidential Information by the Hill Path Designee to the extent that they are informed of the confidential nature of the Confidential Information and are directed to keep such information confidential in accordance with the terms of this letter. Hill Path shall be, and shall cause the Hill Path Associates to be, bound by these same restrictions as if they were each a Hill Path Designee, with respect to

Hill Path Capital LP

May 27, 2019

all Confidential Information conveyed by or on behalf of any Hill Path Designee, or by or on behalf of the Company or any of its representatives, to Hill Path or to any Hill Path Associates.

In connection with serving as a director of the Company, the Company may provide us with information and data, including, but not limited to, information regarding the Company’s or its subsidiaries’ respective governance, board of directors, management, employees, agents, affiliates or other representatives, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, vendors, plants, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company or any subsidiaries has obtained from third parties and with respect to which the Company or any subsidiaries are obligated to maintain confidentiality (collectively, “Confidential Information”). The term “Confidential Information” shall not include information which (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Hill Path Designee, Hill Path or a Hill Path Associate; (b) was, prior to receipt of such information from the Company, already in the possession of the Hill Path Designee, Hill Path or a Hill Path Associate, provided that the source of such information was, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company; (c) becomes available to the Hill Path Designee, Hill Path or a Hill Path Associate on a non-confidential basis from a source (other than the Company or any of its affiliates) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, and is not, to such person’s knowledge after reasonable inquiry, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Hill Path Designee, Hill Path or a Hill Path Associate without reference to or use of the Confidential Information. In the event of any dispute as to the availability of such exceptions set forth in clauses (b), (c) and (d) of this paragraph, the burden of proof shall be on Hill Path to establish such availability.

In the event that the Hill Path Designee, Hill Path or any Hill Path Associate is required by applicable law in any proceeding or governmental inquiry to disclose any Confidential Information, they will give the Company prompt notice, to the extent permissible, after compliance with the procedures set forth in paragraph 2 of the Director Confidentiality Agreement.

In addition, this letter memorializes that, subject to applicable law, Hill Path Related Persons have agreed to maintain the confidentiality, in accordance with the terms of the Director Confidentiality Agreement, of the Company’s Confidential Information they obtain through our service on the SeaWorld board of directors. Without limiting the foregoing, Hill Path Related Persons have agreed not to trade in, or cause Hill Path or any other person to trade in, SeaWorld securities or the securities of any other public company in violation of law while in possession of any material non-public information about SeaWorld or its strategies, conveyed by or on behalf of any Hill Path Designee, or by or on behalf of the Company or any of its representatives, to Hill Path or to any Hill Path Associates.

Hill Path Capital LP

May 27, 2019

Notwithstanding the foregoing:

•

No Hill Path Designee will disclose to Hill Path or to any Hill Path Associate (a) any Legal Advice where such disclosure would constitute waiver of the Company’s attorney client privilege or (b) Director Only Information. “Legal Advice” means advice (written or oral) provided by the Company’s legal counsel stating legal rights, duties, liabilities and defenses and which, if provided in writing, is labeled as “subject to the attorney client privilege” and excludes factual information or the formulation or analysis of non-legal, business strategy. “Director Only Information” means Confidential Information that is designated by the Company’s board of directors as such. The Company acknowledges that such designation will be used only to the extent reasonably required to protect particularly sensitive information that the Company has reasonably determined not to be appropriate for sharing with Hill Path Associates (e.g., (for illustrative purposes only and without limitation) information as to senior management succession planning or possible changes to the Company’s board of directors) and will not be used with respect to financial or operating information of the Company. Notwithstanding the restrictions set forth in this paragraph, the Designee may share the Director Only Information with the other partners or principals of Hill Path.

•

Hill Path agrees, and shall cause the Hill Path Associates to agree, that any proprietary information of the Company received from or on behalf of the Company shall remain the property of the Company. Hill Path and the Hill Path Associates shall not, by virtue of the Company’s disclosure of, or Hill Path’s or any Hill Path Associates’ use of, any such proprietary information, acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. Further and without limiting the confidentiality obligations under this agreement, Hill Path agrees, and shall cause the Hill Path Associates to agree, that, if there is no longer any Hill Path Designee serving on the SeaWorld board of directors and the Company and Hill Path are not in the process of selecting a new Hill Path Designee pursuant to section 1(f) of the Stockholders Agreement, then all Confidential Information received by Hill Path or any Hill Path Associates from or on behalf of the Company shall be returned to the Company or securely destroyed, at the option of Hill Path or the Hill Path Associate. Notwithstanding the foregoing and without limiting the non-disclosure and use restrictions set forth herein, Hill Path and its outside legal, tax, insurance and accounting advisors may retain copies of all Confidential Information received by Hill Path or any Hill Path Associates from or on behalf of the Company to the extent required for legal and compliance purposes by its record retention policies or by applicable law, rule or regulation or, in the case of Hill Path’s accountants, to the extent required by reasonable business practice or professional standards and (ii) that such Confidential Information is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices.

Hill Path Capital LP

May 27, 2019

The provisions of section 14 of the Stockholders Agreement shall apply to, and are hereby incorporated into, this agreement.

This letter shall be governed by the laws of the state of Delaware, without giving effect to any conflicts of laws principles thereof, and shall be binding on each party's successors and assigns.

We look forward to continuing to work together with you and the SeaWorld board of directors.

[Signature Page Follows]

Very truly yours,

/s/ Scott I. Ross
Scott I. Ross

/s/  James. P Chambers
James P. Chambers

Agreed:

SeaWorld Entertainment, Inc.

By:/s/  Gus Antorcha
Name:  Gus Antorcha
Title:  Chief Executive Officer and President

Agreed:

Hill Path Capital LP

By:/s/ Scott I. Ross
Name:  Scott I. Ross
Title:  Managing Partner

[Signature Page to Amended and Restated Undertaking Agreement]